CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this current report on Form 1-U of Jamestown Invest 1, LLC and Subsidiaries dated June 11, 2020 of our report dated June 11, 2020, relating to the statement of revenues and certain operating expenses of JT Invest 1 Dairies, LLC for the year ended December 31, 2019 and of our report dated April 28, 2020, relating to the consolidated financial statements of Jamestown Invest 1, LLC and Subsidiaries as of December 31, 2019 and 2018, and for the year ended December 31, 2019 and the period August 3, 2018 (inception) to December 31, 2018.
/s/ Moore, Colson & Company, P.C.
Atlanta, Georgia
June 11, 2020